Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 5, 2007)	Registration No. 333-113706

PONIARD PHARMACEUTICALS, INC.

557,643
Shares

Common Stock

This prospectus supplement no. 1 supplements and amends the prospectus dated January 5, 2007, relating to the resale, from time to time, of up to 557,643 shares of our common stock by the selling shareholders.

This prospectus supplement should be read in conjunction with, is qualified by reference to, and must be accompanied by, the prospectus dated January 5, 2007, except to the extent that the information in this prospectus supplement supersedes any information contained in the prospectus.

Our common stock is traded on the Nasdaq Global Market under the symbol “PARD.” On February 25, 2008, the last reported sale price of our common stock was $4.53 per share.

You should read the sections entitled “Risk Factors” in our filings with the Securities and Exchange Commission that are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K for a discussion of certain factors you should consider before buying shares of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 26, 2008

SELLING SHAREHOLDERS

The information appearing in the table below supplements and amends the information with respect to the selling shareholders in the table appearing under the heading “Selling Shareholders” in the prospectus dated January 5, 2007. The table below reflects the transfer by Merlin BioMed Offshore Master Fund, L.P. of a warrant to purchase 20,553 shares of our common stock and the transfer by Merlin BioMed Long Term Appreciation Fund, L.P. of a warrant to purchase 8,161 shares of our common stock, in both cases to Weisbrod Family Office, LLC, which will become a selling shareholder.

	Shares Beneficially Owned Prior to Offering (1), (2)		Number of Shares Being	Shares Beneficially Owned After Offering (3)
Name	Number	Percent (4)	Offered (1)	Number	Percent (4)

Merlin BioMed Offshore Master Fund, L.P.	—	—	—	—	—
Merlin Long Term Appreciation Fund, L.P.	—	—	—	—	—
Weisbrod Family Office, LLC (5)	28,714	*	28,714	0	0.00%

*              Less than 1%.

(1)           The table above sets forth beneficial ownership information as of February 25, 2008, based on information provided to us by the selling shareholders.   For purposes of calculating beneficial ownership, shares of common stock which may be issued to a holder within 60 days of February 25, 2008 are deemed to be outstanding.

(2)           The actual number of shares of our common stock offered and included in the Registration Statement of which the prospectus dated January 5, 2007, as supplemented hereby,  is a part includes such additional number of shares of common stock as may be issued or issuable upon exercise of the warrants by reason of adjustment mechanisms described therein, or by reason of any future stock splits, stock dividends or similar transactions involving our common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.   Share numbers in the table above have been adjusted to reflect the antidilution adjustment resulting from the company’s private placement of securities on April 20, 2006 and the company’s one-for-six reverse stock split effective on September 22, 2006.

(3)           Assumes the sale of all shares offered and no other purchases or sales of our common stock.

(4)           Applicable percentage of ownership is based on 34,687,151 shares of our common stock outstanding on February 25, 2008.

(5)           The number of shares being offered consists of 28,714 shares of common stock issuable upon exercise of warrants held by Weisbrod Family Office, LLC.  Stuart T. Weisbrod, the managing member of Weisbrod Family Office, LLC, exercises sole voting and investment authority with respect to the shares being held by Weisbrod Family Office, LLC.   Mr. Weisbrod disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest, if any.

2